UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                                   CNET, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, .0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    125945105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                  February 1998, August 1998 and November 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)     |X|


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. 125945105          13G                        Page 2 of 7 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

-------- -----------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Vulcan Ventures Incorporated
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) |_|
                                                        (b) |_|

-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Washington

-------- -----------------------------------------------------------------------
                             5    SOLE VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
           EACH
     REPORTING PERSON
           WITH
                            ----- ----------------------------------------------
                             6    SHARED VOTING POWER

                                  1,852,477
                            ----- ----------------------------------------------
                             7    SOLE DISPOSITIVE POWER


                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,852,477
--------------------------- ----- ----------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,852,477

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.9%

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          CO

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP NO. 125945105              13G                        Page 2 of 7 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Paul G. Allen
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) |_|
                                                        (b) |_|

-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Washington

-------- -----------------------------------------------------------------------
                             5    SOLE VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
           EACH
     REPORTING PERSON
           WITH
                            ----- ----------------------------------------------
                             6    SHARED VOTING POWER

                                  1,852,477
                            ----- ----------------------------------------------
                             7    SOLE DISPOSITIVE POWER


                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,852,477
--------------------------- ----- ----------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,852,477

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.9%

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
Item 1.
--------------------------------------------------------------------------------

         (a)      Name of Issuer:

                           CNET, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           150 Chestnut Street
                           San Francisco, CA 94111

Item 2.

         (a)      Name of Person Filing:

                           Vulcan Ventures Incorporated

         (b)      Address of Principal Business Office or, if none, Residence:

                           110 110th Avenue N.E.
                           Suite 550
                           Bellevue, WA 98004

         (c)      Place of Organization:

                           Washington

         (d)      Title of Class of Securities:

                           Common Stock, par value $.0001

         (e)      CUSIP Number:

                           125945105

Item 3.  Filings pursuant to Rule 13d-1(b) or 13d-2(b)

         N/A

Item 4.  Ownership

         (a)      Amount Beneficially Owned:  1,852,477

         (b)      Percent of Class:  10.9%

         (c)      Number of Shares as to which Such Person has:

                  (i)      sole power to vote or to direct the vote:
                  (ii)     shared power to vote or to direct the vote:
                           1,852,477
                  (iii)    sole power to dispose or to direct the disposition
                           of:
                  (iv) shared power to dispose or to direct the disposition of: 1,852,477

Item 5.  Ownership of Five Percent or Less of a Class

         N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   February11, 1999


                          VULCAN VENTURES INCORPORATED


                               /s/ William D. Savoy
                           By: -----------------------------------------
                               William D. Savoy, Vice President

Item 1.

         (a)      Name of Issuer:

                           CNET, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           150 Chestnut Street
                           San Francisco, CA 94111

Item 2.

         (a)      Name of Person Filing:

                           Paul G. Allen

         (b)      Address of Principal Business Office or, if none, Residence:

                           110 110th Avenue N.E.
                           Suite 550
                           Bellevue, WA 98004

         (c)      Place of Organization:

                           Washington

         (d)      Title of Class of Securities:

                           Common Stock, par value $.0001

         (e)      CUSIP Number:

                           125945105

Item 3.  Filings pursuant to Rule 13d-1(b) or 13d-2(b)

         N/A

Item 4.  Ownership

         (a)      Amount Beneficially Owned:  1,852,477

         (b)      Percent of Class:  10.9%

         (c)      Number of Shares as to which Such Person has:

                  (i)      sole power to vote or to direct the vote:
                  (ii)     shared power to vote or to direct the vote:
                           1,852,477
                  (iii)    sole power to dispose or to direct the disposition
                           of:
                  (iv) shared power to dispose or to direct the disposition of: 1,852,477

Item 5.  Ownership of Five Percent or Less of a Class

         N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   February 11, 1999


                             /s/ Paul G. Allen
                             ------------------------------------
                             Paul G. Allen